FOR IMMEDIATE RELEASE

Friday, September 6, 2013

HURCO REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA, — September 6, 2013, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $854,000, or $0.13 per diluted share, for its third fiscal quarter ended July 31, 2013, compared to $3,957,000, or $0.61 per diluted share, for the corresponding period in fiscal 2012. For the first nine months of fiscal 2013, Hurco reported net income of $6,291,000, or $0.96 per diluted share, compared to $11,552,000, or $1.77 per diluted share, for the corresponding period in fiscal 2012.

Sales and service fees for the third quarter of fiscal 2013 totaled $45,158,000, a decrease of $4,801,000, or 10%, compared to the third quarter of fiscal 2012. This decrease was partially offset by approximately $0.7 million, due to the favorable impact of a higher Euro in 2013 when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for the nine months ended July 31, 2013 totaled $138,862,000, a decrease of $8,188,000, or 6%, compared to the corresponding period in 2012. The impact of foreign currency translation on the nine-month comparison was not material.

The following table sets forth net sales and service fees by geographic region for the third quarter and first nine months of fiscal 2013 and 2012, respectively (U.S. Dollars in thousands):

	Three Months Ended			Nine Months Ended
	July 31,			July 31,
			%			%
	2013	2012	Change	2013	2012	Change
North America	$14,730	$15,513	-5%	$44,062	$42,835	3%
Europe	25,973	29,049	-11%	82,539	85,614	-4%
Asia Pacific	4,455	5,397	-17%	12,261	18,601	-34%
Total	$45,158	$49,959	-10%	$138,862	$147,050	-6%

Sales decreased across all regions during the third quarter of fiscal 2013, as compared to fiscal 2012, driven primarily by the weakened market conditions in Europe.

European sales for the third quarter of fiscal 2013 and nine months ended July 31, 2013 included $523,000 attributable to one month’s of sales of the Company’s new line of high-end electro-mechanical components and accessories. The Company acquired this Italian-based business in July 2013 and is operating it as LCM Precision Technologies (LCM). LCM supplies components and accessories for Hurco’s own higher performance machine tools, as well as third parties.

The following table sets forth new orders booked by geographic region for the third quarter and first nine months of fiscal 2013 and 2012, respectively (U.S. Dollars in thousands):

Net Sales and Service Fees by Geographic Region

	Three Months Ended			Nine Months Ended
	July 31,			July 31,
			%			%
	2013	2012	Change	2013	2012	Change
North America	$14,427	$12,821	13%	$42,076	$41,246	2%
Europe	28,267	27,829	2%	89,719	87,477	3%
Asia Pacific	3,440	5,695	-40%	14,212	17,597	-19%
Total	$46,134	$46,345	0%	$146,007	$146,320	0%

Orders for the third quarter of fiscal 2013 included $3,768,000 of LCM orders existing at the date of acquisition, along with new orders for LCM products subsequent to the acquisition in July.

Excluding the favorable impact of the LCM business, orders decreased by $3,979,000, or 9%, during the quarter when compared to the same quarter in fiscal 2012. Excluding LCM, orders decreased by 12% in Europe and 40% in Asia during the third quarter of 2013 as compared to the prior year period, reflecting the effects of the weakened market conditions in Europe and Asia. The impact of currency translation on orders was consistent with the impact on sales.

Gross profit for the third quarter of fiscal 2013 was $11,715,000, or 26% of sales, compared to $16,084,000, or 32% of sales, for the prior year period. The decrease was primarily due to lower sales and increased pricing pressure in Europe, which is the primary market for Hurco’s larger, higher performance machines, as well as the adverse effect of leveraging fixed costs over lower sales. Gross profit for the first nine months of fiscal 2013 was $39,914,000, or 29% of sales, compared to 45,961,000, or 31% of sales, for the same period in 2012 due to the reasons stated above.

Selling, general and administrative expenses in the third quarter of fiscal 2013 were $10,012,000, a decrease of $260,000 from the prior year period primarily due to a reduction in incentive compensation. The third quarter expenses included approximately $602,000 related to LCM, of which $464,000 were one-time costs related to the acquisition of that company. Selling, general and administrative expenses for the first nine months of fiscal 2013 were $29,611,000 compared to $29,290,000 for the first nine months of fiscal 2012.

Cash and cash equivalents totaled $44,612,000 as of July 31, 2013, compared to $35,770,000 as of October 31, 2012, driven by year-to-date cash flow from operations totaling $13,444,000.

Michael Doar, Chairman, Chief Executive Officer, stated, “This quarter was challenging given the soft demand, particularly in Europe. However, our strong financial position affords us the opportunity to continually invest in technology that will benefit our customers. This quarter we completed the acquisition of LCM and I am confident the expertise of the LCM team that joined us in the acquisition will benefit Hurco and our customers in multiple ways. We have positioned Hurco as a leader in 5-axis technology during the last five years and the use of LCM components has been integral to our success. This acquisition increases our ability to efficiently develop new technologies that increase productivity for our customers. It will also enhance our ability to innovate efficiently, foster the expansion of LCM’s sophisticated technologies, shorten our product development cycle, and add sophisticated technological components to complement our control and software platforms.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Sales and service fees	$45,158	$49,959	$138,862	$147,050

Cost of sales and service	33,443	33,875	98,948	101,089
Gross profit	11,715	16,084	39,914	45,961

Selling, general and administrative expenses	10,012	10,272	29,611	29,290
Operating income	1,703	5,812	10,303	16,671

Interest expense	74	43	194	105

Interest income	14	16	61	57

Investment income (expense)	4	3	19	5

Other (income) expense, net	530	190	861	69

Income before taxes	1,117	5,598	9,328	16,559

Provision for income taxes	263	1,641	3,037	5,007

Net income	$854	$3,957	$6,291	$11,552

Income per common share

Basic	$0.13	$0.61	$0.96	$1.78
Diluted	$0.13	$0.61	$0.96	$1.77

Weighted average common shares outstanding
Basic	6,458	6,447	6,452	6,444
Diluted	6,507	6,465	6,495	6,470

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2013	2012	2013	2012
	(unaudited)		(unaudited)
Gross margin	26%	32%	29%	31%

SG&A expense as a percentage of sales	22%	21%	21%	20%

Operating income as a percentage of sales	4%	12%	7%	11%

Pre-tax income as a percentage of sales	2%	11%	7%	11%

Effective Tax Rate	24%	29%	33%	30%

Depreciation and amortization	791	955	2,506	3,195

Capital expenditures	608	1,293	1,897	2,603

Balance Sheet Data:	7/31/2012	10/31/2012
	(unaudited)
Working capital (excluding cash)	$81,330	$88,239

Days sales outstanding (unaudited)	51	38

Inventory turns (unaudited)	1.5	1.5

Capitalization
Total debt	$5,737	$3,206
Shareholders' equity	148,411	143,793
Total	$154,148	$146,999

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	July 31,	October 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$44,612	$35,770
Accounts receivable, net	30,356	35,297
Refundable taxes	20	1,459
Inventories, net	96,161	91,320
Deferred income taxes	2,552	1,182
Derivative assets	284	708
Other	9,008	7,645
Total current assets	182,993	173,381

Property and equipment:
Land	782	782
Building	7,326	7,352
Machinery and equipment	18,922	17,411
Leasehold improvements	3,629	3,467
	30,659	29,012
Less accumulated depreciation and amortization	(18,209)	(16,933)
	12,450	12,079

Non-current assets:
Software development costs, less accumulated amortization	3,870	3,969
Intangible assets	4,298	595
Other assets	5,901	5,288
	$209,512	$195,312

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$37,669	$29,788
Derivative liabilities	1,909	569
Accrued expenses	11,736	15,809
Short-term debt	5,737	3,206
Total current liabilities	57,051	49,372

Non-current liabilities:
Deferred income taxes	918	903
Accrued Tax Liability	1,080	-
Deferred credits and other obligations	2,052	1,244
Total liabilities	61,101	51,519

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,533,510 and 6,502,928 shares issued; and 6,465,054 and 6,447,210 shares outstanding, as of July 31, 2013 and October 31, 2012, respectively	647	645
Additional paid-in capital	54,468	53,415
Retained earnings	96,554	90,586
Accumulated other comprehensive loss	(3,258)	(853)
Total shareholders' equity	148,411	143,793
	$209,512	$195,312